UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2017

GREAT BASIN SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36662	83-0361454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On January 26 and January 27, 2017 certain holders of the 2016 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with conversions at the election of the holder pursuant to the terms of the 2016 Notes, as amended.  In connection with the conversions, the Company issued 64,550,000 shares of common stock.  As per the terms of the 2016 Notes, as amended, these pre-installment shares immediately reduced the principal amount outstanding of the 2016 Notes by $204,480 at a conversion price between $0.00288 and $0.00360 per share.

As of January 27, 2017 a total principal amount of $2.3 million of the 2016 Notes has been converted into shares of common stock.  Approximately $72.7 million in note principal remains to be converted. Restrictions on a total of $9.8 million in the Company’s restricted cash accounts has been released including $6.0 million at closing and $3.8 million in early release from the restricted cash accounts. $58.2 million remains in the restricted cash accounts to have the restrictions removed and become available to the Company at future dates pursuant to terms of the 2016 Notes.

As of January 27, 2017 there are 465,396,774 shares of common stock issued and outstanding.

 Item 3.03 Material Modifications to Rights of Security Holders

In connection with the conversions of the 2016 Notes in Item 3.02 hereof (the “Conversions”), the exercise prices of certain of our issued and outstanding securities were automatically adjusted to take into account the conversion price of the 2016 Notes.  The exercise price of the following security was adjusted as follows.

Series B Warrants

As of January 27, 2017, the Company has outstanding Series B Warrants to purchase 36 shares of common stock of the Company.  The Series B Warrants include a provision which provides that the exercise prices of the Series B Warrants will be adjusted in connection with certain equity issuances by the Company.  As a result of the Conversions, as of January 27, 2017, the exercise price for the Series B Warrants was adjusted from $436,310 to $420,107 per share of common stock.

Item 8.01 Other Events

The Company will hold a special meeting of shareholders for the purposes of approving a reverse stock split of the Company’s issued and outstanding shares and an increase in the number of authorized shares. In relation thereto, the Board of Directors of the Company has set January 31, 2017 as the record date for shareholders entitled to notice and to vote at the upcoming special meeting of shareholders.

Additional Information and Where to Find It

In connection with the Company’s solicitation of proxies in regards to the special meeting of shareholders of the Company to be called with respect to approving an increase in the number of authorized shares and a reverse stock split, the Company will file a proxy statement with the United States Securities and Exchange Commission (the “SEC”) in February 2016.

SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders of the Company will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by email to Betsy Hartman at ir@gbscience.com, by telephone to 385.215.3372 or by mail to Great Basin Scientific Inc., c/o Betsy Hartman, 420 E. South Temple, Suite 520, Salt Lake City, UT 84111.

Great Basin and its directors and executive officers will be participants in the solicitation of proxies from the shareholders of Great Basin. Information about the directors and executive officers of Great Basin, including their shareholdings in Great Basin, is set forth under the headings “Management”, “Security Ownerhsip of Certain Beneficial Owners and Management” and “Certain Relationships and Related Person Transactions” in the Company’s registration statement on Form S-1 (333-213144), which was filed with the SEC on August 15, 2016. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed special meeting when it becomes available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: January 30, 2017	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer